Exhibit 10.5

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
RESTRICTED STOCK UNIT WITH PERFORMANCE-BASED CONDITIONS
(“PERFORMANCE UNIT”) AWARD AGREEMENT

GRANTEE: William R. Thomas
Congratulations! You have been granted an Award of EOG Resources, Inc. Performance Units as follows:

Date of Grant:	September 27, 2021
Performance Units granted under this Award (subject to adjustment as set forth below):	75,908
Vesting Date:	February 28, 2025

The Compensation Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Performance Unit Award (the “Award”) in accordance with the terms set forth below.
General. This Performance Unit Award Agreement (this “Agreement”) is governed by the terms and conditions of the EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Performance Unit ledger account will be maintained by the Company (or its agent) until you become vested in the Performance Units. You will have no voting rights with respect to the Company common stock represented by such Performance Units (including any additional Performance Units which may be credited to you upon the completion of the Performance Period based on the applicable Performance Multiple) until such time as the Company common stock is issued to you.
Performance Period; TSR Rank; Performance Multiple. Upon the completion of the Performance Period (as defined on Annex A) and the certification (in writing) by the Committee of the Total Shareholder Return (as defined on Annex A) over the Performance Period of the Company and each Peer Company (as defined on Annex A) and the Company’s corresponding TSR Rank (see chart on Annex A) for the Performance Period and the applicable Performance Multiple (as specified in the chart on Annex A)(the date of such certification by the Committee, the “Certification Date”), such Performance Multiple shall be applied to the number of Performance Units awarded hereunder and, except in the case of an applicable Performance Multiple of 100% or an applicable Performance Multiple of 0% (in which case all Performance Units awarded hereunder shall be deemed forfeited and canceled), your Performance Unit ledger account shall be adjusted to reflect (i) the additional Performance Units credited to you (in the case of a Performance Multiple greater than 100%) or (ii) your decreased Performance Units (in the case of a Performance Multiple less than 100% but greater than 0%).
Vesting. Except as provided below, assuming your continuous service on the Board through September 30, 2022 and your compliance with each of the provisions set forth below under “Confidential Information”, “Non-Competition”, “Non-Solicitation” and “Non-Disparagement”, this Award shall vest on the Vesting Date and the shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you as soon as administratively practicable following the later of (A) the date that is one year following the effective date of your departure from the Board (whether such departure is due to your resignation, retirement or removal (for other than Cause) from the Board, your not standing for reelection or because you are not re-elected to the Board at an Annual Meeting of Stockholders) or (B) the Vesting Date, but no later than 60 days after the later of such dates, provided that you do not violate any of the provisions set forth below under “Confidential Information”, “Non-Competition”, “Non-Solicitation” and “Non-Disparagement”, in which case, under the terms of this Agreement, all Performance Units (including any additional Performance Units which may have been credited to you upon the completion of the Performance Period based on the applicable Performance Multiple) shall be forfeited and canceled.

Vesting Upon Failure to be Re-Elected or Resignation Pursuant to Corporate Governance Guidelines. If your Board membership terminates on or prior to September 30, 2022 because you are not re-elected to the Board at the 2022 Annual Meeting of Stockholders or because your resignation from the Board pursuant to Section 11 (or a successor section) of the Company’s Corporate Governance Guidelines (or any corresponding successor document) is accepted, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse on the date of the 2022 Annual Meeting of Stockholders or the date your resignation from the Board pursuant to Section 11 (or a successor section) of the Company’s Corporate Governance Guidelines (or any corresponding successor document) is accepted (as the case may be); (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) the shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date, provided that you do not violate any of the provisions set forth below under “Confidential Information”, “Non-Competition”, “Non-Solicitation” and “Non-Disparagement”, in which case, under the terms of this Agreement, all Performance Units (including any additional Performance Units which may have been credited to you upon the completion of the Performance Period based on the applicable Performance Multiple) shall be forfeited and canceled.
Termination for Cause. If you are removed from the Board for Cause at any time prior to the Vesting Date, this Award shall terminate and all Performance Units awarded hereunder shall be forfeited and canceled.
Vesting Upon Death. If your death is prior to the end date of the Performance Period, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of your death; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be 100%; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder shall be distributed to your estate or the person who acquires this Award by will or the laws of descent and distribution or otherwise by reason of your death, as applicable, as soon as administratively practicable following your date of death, but no later than 60 days after such date. If your death is on or subsequent to the end date of the Performance Period, but prior to the Vesting Date, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of your death; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to your estate or the person who acquires this Award by will or the laws of descent and distribution or otherwise by reason of your death, as applicable, as soon as administratively practicable following the Vesting Date, but no later than 60 days after such date.
Vesting Upon Disability. If you become disabled, per the definition of Disability in the Plan, prior to the end date of the Performance Period, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of your Disability; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be 100%; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder shall be distributed to you the earliest time that such distribution would be Permissible under Section 409A. If your Disability occurs on or subsequent to the end date of the Performance Period, but prior to the Vesting Date, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse effective as of the date of your Disability; (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you the earliest time that such distribution would be Permissible under Section 409A.
Vesting Upon a Change in Control. If your membership on the Board terminates during the two-year period following a Change in Control of the Company with an effective date on or prior to the end date of the Performance Period, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse as of the date of your termination; and (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be based on the respective Total Shareholder Return of the Company and each of the Peer Companies over the Performance Period (using, for purposes of such Total Shareholder Return calculations, the 30 calendar day period immediately preceding the effective date of the Change in Control of the Company as the end month of the Performance Period) as certified by the Committee (or its successor)
If your membership on the Board terminates during the two-year period following a Change in Control of the Company with an effective date on or subsequent to the end date of the Performance Period, but prior to the Vesting Date, (i) all forfeiture restrictions on the Performance Units awarded hereunder shall lapse as of the date of your termination; and (ii) the Performance Multiple to be applied to the number of Performance Units awarded hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee (or its successor).

All shares of Company common stock represented by the Performance Units awarded hereunder (as adjusted for the applicable Performance Multiple) shall be distributed to you as soon as administratively practicable following the date of your termination, but no later than 60 days after such date; provided, however, that if the event constituting the Change in Control of the Company does not qualify as a change in effective ownership or control of the Company for purposes of Section 409A, then, pursuant to Section 12.2 of the Plan, such distribution shall be delayed until the earliest time that such distribution would be Permissible under Section 409A.
Dividend Equivalents. Pursuant to Section 8.6 of the Plan, (i) dividend equivalents on unvested Performance Units (as adjusted for the applicable Performance Multiple) shall accrue and be credited by the Company for your benefit, and (ii) such dividend equivalents shall not be paid to you until (and to the extent) you become vested in the related Performance Units and shall be forfeited in the event of (and to the extent of) the forfeiture and cancellation of the Performance Units pursuant to this Agreement.
Section 409A. The Plan and this Agreement are intended to meet the requirements of Section 409A, and shall be administered such that any payment, settlement, or deferrals of amounts hereunder shall not be subject to any excise penalty tax that may be imposed thereunder.
Confidential Information. You recognize and acknowledge that you have had, and will continue to have, access, until termination of your membership on the Board, to (i) non-public information regarding the Company and its business and operations that, if disclosed, might be of use to competitors or harmful to the Company or others with whom the Company does business; (ii) non-public information that suppliers, customers and other companies have provided to the Company; (iii) seismic, geological and geophysical data, prospect and trend information, exploration, production, and marketing plans, engineering and manufacturing ideas, customer, supplier and vendor lists, designs, databases, records, and other unpublished financial data and reports; (iv) the Company’s methods of doing business, including information about the Company’s use of technology and specific processes in drilling, completing and producing oil and natural gas wells; (v) the Company's employee information, including, but not limited to, salary information, Company employee lists, job functions, duties, reporting relationships, skills and other relevant personal information, and the Company's vendor and contractor information, including pricing and work scope (unless otherwise publicly available); and (vi) intellectual property of the Company, such as trade secrets, patents, trademarks, and copyrights, as well as information conceived, originated, discovered or developed by any employee of the Company, related to the products, processes, and business operating procedures of the Company, or any organizations affiliated or doing business with the Company, including information relating to research, development or inventions. Such information will hereinafter collectively be called “Confidential Information” and will include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which you had access, whether conceived or developed by others or by you alone or with others during the period of your service to the Company (as an employee or director), whether or not conceived or developed during regular working hours. Confidential Information can be intangible (e.g., is only maintained in the minds of Company personnel) or tangible (e.g., it has been reduced to a tangible medium, such as documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, email, voice mail, electronic databases, maps, and all other writings or materials of any type). You will not during your membership on the Board, nor during the Restricted Period, (a) disclose, directly or indirectly, any Confidential Information to any person, other than (i) the Company or personnel thereof, (ii) any person who, at the time of such disclosure, in your reasonable judgment, needs to know such Confidential Information and to whom you have been expressly authorized, in advance and in writing by an executive officer of the Company, to disclose such Confidential Information, or (iii) as otherwise required by applicable law and in all such cases only to the extent required and after prompt notice to the Company; or (b) use any Confidential Information, directly or indirectly, for your own benefit or for the benefit of any other person or entity.

Non-Competition. In consideration of the proprietary information you have received and will continue to receive from the Company and the other benefits and obligations provided under this Agreement, and to protect the Company’s Confidential Information (as defined above) and goodwill, you agree that during your membership on the Board and during the twelve (12) month period immediately following any termination of your membership on the Board (such periods of time, together, the “Restricted Period”), you will not in any capacity, for yourself or for others, directly or indirectly, unless expressly approved in advance by the Board (i) own any equity or other ownership interest in a Competitor (defined below), (ii) manage, operate, participate in, finance, or control a Competitor, or (iii) in a similar role or function as which you performed for the Company (whether prior to the execution of this Agreement or after the execution of this Agreement), work for, be employed by, engage in duties, provide services to, consult, or advise a Competitor. The term “Competitor” means any person, firm, entity, business, or organization that is engaged in, or is planning to engage in, the “Business” within the “Geographic Area”. Competitor expressly includes you acting on your own behalf; provided, however, that ownership of up to three percent (3%) of the issued and outstanding voting securities of any publicly traded entity shall not be deemed as engaging in the business of that entity solely by reason of such ownership of up to three percent (3%) of that entity’s voting securities.

For purposes of this Agreement, you acknowledge and agree (i) that the Company is primarily engaged in the exploration, development, and/or production of hydrocarbons and owns or operates producing oil and gas wells and hydrocarbon treating and transportation facilities, and (ii) that those activities, as well as any additional products, services, or business the Company provides or conducts during your membership on the Board, collectively constitute the “Business.”
The term “Geographic Area” means any oil and gas basin in which the Company is active (whether such basin is exploratory, in development or producing) or has been active during the 12-month period preceding the termination of your membership on the Board.

In furtherance of the above, and for the avoidance of doubt, you agree that, during the Restricted Period, you will comply with the provisions of the EOG Resources, Inc. Code of Business Conduct and Ethics for Directors, Officers and Employees (as may be amended from time to time), specifically the provisions therein regarding conflicts of interest, outside business activities and corporate opportunities (as such provisions may be amended from time to time and including any successor provisions thereto), which provisions are incorporated herein by reference and shall be deemed to be part of this “Non-Competition” section.

Non-Solicitation. You agree that during the Restricted Period, you will not directly or indirectly:

(A)solicit (regardless of which party initiated contact), induce, or attempt to induce (or approach, authorize, solicit, hire, retain, or assist any person or entity for the foregoing purposes) any clients, customers, vendors, subcontractors, or suppliers of the Company or its affiliates, as the case may be, with whom you had business contact or as to whom you had access to Confidential Information or proprietary information, to cease or otherwise modify its doing business, in whole or in part, with or through the Company or its affiliates or to become a client or customer of any Competitor; or

(B)recruit, solicit, induce, or attempt to induce (regardless of which party initiated contact) any other person who is employed at the Company, who was employed by the Company during the 60-days prior to the termination of your membership on the Board, with whom you had business contact or as to whom you had access to Confidential Information or proprietary information, to (i) leave the employ of the Company, (ii) deviate from full-time employment and devotion of full-time effort in his or her employment with the Company, or (iii) otherwise directly or indirectly own, manage, operate, control, be employed by, perform any services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business, other than that of the Company, or assist any entity, in any manner, in doing any of the foregoing actions. Notwithstanding the foregoing, general solicitations not specifically targeting such restricted employees (such as through the placing of a classified ad in a newspaper) shall not be a breach of this provision.

Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid, or unenforceable, (i) that provision shall be amended to achieve as nearly as possible the same effect as the original provision, and (ii) the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
Non-Disparagement. You agree you will not, during your membership on the Board or at any time thereafter, make any disparaging remarks about the Company or any of its employees, officers, directors, agents, or representatives, verbally or in writing, including, without limitation, (i) to the press and/or media, journalists of any kind, newspapers, periodicals, radio, television, cable and/or satellite reporters, programs or telecasts, or Internet media or (ii) posting on YouTube, Facebook, Twitter, Instagram, Snapchat, TikTok, blogs or other public forums. You also agree you will not, during your membership on the Board or at any time thereafter, otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the Company or any of its employees, officers, directors, agents, or representatives. Notwithstanding the foregoing provision, nothing in this paragraph or this Agreement shall preclude you from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, voluntarily communicating with the Securities and Exchange Commission concerning possible securities laws violations, or taking any action otherwise required by law, legal process, or rules of professional conduct or permitted by this Agreement.

Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.

IN WITNESS WHEREOF, the Company and Grantee have duly executed this Agreement effective as of the Date of Grant set forth above.

COMPANY

By: /s/ Patricia L. Edwards
Name: Patricia L. Edwards
Title: Senior Vice President and Chief Human Resources Officer

GRANTEE

/s/ William R. Thomas
William R. Thomas

Annex A

Definitions of Certain Terms

“Peer Company” shall mean each of (i) APA Corporation (ticker symbol: APA); (ii) ConocoPhillips (ticker symbol: COP); (iii) Devon Energy Corporation (ticker symbol: DVN); (iv) Diamondback Energy, Inc. (ticker symbol: FANG); (v) Hess Corporation (ticker symbol: HES); (vi) Marathon Oil Corporation (ticker symbol: MRO); (vii) Occidental Petroleum Corporation (ticker symbol: OXY); (viii) Pioneer Natural Resources Company (ticker symbol: PXD); and (ix) S&P 500 (collectively, and including any Replaced Peer Company, the “Peer Companies”); provided, however, that in the event of a public announcement or other public disclosure during the Performance Period regarding the execution of a definitive agreement with respect to a merger, acquisition, consolidation or similar transaction upon the consummation of which a Peer Company will cease to be a publicly traded company (a “Corporate Transaction”), then such Peer Company (a “Replaced Peer Company”) shall, for purposes of the Committee’s certification referenced above and as set forth in the “Total Shareholder Return – Replaced Peer Company” definition below and without regard to whether the Corporate Transaction is ultimately consummated, be replaced by S5OILP for the remainder of the Performance Period beginning on the date that the Replaced Peer Company or its counterparty first issues such a public announcement or other public disclosure regarding the Corporate Transaction (such date, the “Announcement Date”); and provided further, should any Peer Company, due to its financial performance or financial condition (e.g., bankruptcy), cease to have its voting stock be publicly traded (either temporarily or permanently), such Peer Company shall nevertheless continue to be a Peer Company for purposes of the Committee’s certification referenced above.
“Performance Period” shall mean the three-year period from and including January 1 of the year immediately following the year of the Date of Grant through December 31 of the third year immediately following the year of the Date of Grant (except as provided above under “Termination of Employment – Due to a Change in Control” in the case of a Change in Control of the Company).
“Replaced Peer Company’s Total Shareholder Return” shall mean the Replaced Peer Company’s average daily closing stock price for December of the year of the Date of Grant as compared to the Replaced Peer Company’s closing stock price on the trading day immediately preceding the Announcement Date (as defined above), assuming the reinvestment of dividends and as adjusted for stock splits, recapitalizations, reorganizations or other similar adjustments or changes in the Replaced Peer Company’s capital structure, and expressed as a positive or negative percentage (as the case may be).
“S5OILP Total Shareholder Return” shall mean the S5OILP’s closing index value on the trading day immediately preceding the Announcement Date as compared to the S5OILP’s average daily closing index value for December of the third year immediately following the year of the Date of Grant, except as provided above under “Termination of Employment – Due to a Change in Control” in the case of a Change in Control of the Company), as adjusted for the reinvestment of dividends, and expressed as a positive or negative percentage (as the case may be); provided, however, that in the event the Announcement Date is a date in December of the third year immediately following the year of the Date of Grant, then the S5OILP’s closing index value on the trading day immediately preceding the Announcement Date shall be compared to the S5OILP’s average daily closing index value for the subsequent remaining trading days of December of the third year immediately following the year of the Date of Grant.
“S&P 500” shall mean the Standard & Poor’s 500 index (or any successor index thereto).
“Total Shareholder Return” for a company (i.e., for the Company or a Peer Company) shall mean such company’s average daily closing stock price (or average daily closing index value, in the case of S&P 500 or S5OILP) for December of the year of the Date of Grant as compared to the average daily closing stock price (or average daily closing index value, in the case of S&P 500 or S5OILP) for December of the third year immediately following the year of the Date of Grant, except as provided above under “Termination of Employment – Due to a Change in Control” in the case of a Change in Control of the Company), assuming the reinvestment of dividends and as adjusted for stock splits, recapitalizations, reorganizations or other similar adjustments or changes in the company’s capital structure, and expressed as a percentage (positive or negative (as the case may be)). Notwithstanding the foregoing, the Total Shareholder Return for a Replaced Peer Company shall be determined as set forth in the “Total Shareholder Return – Replaced Peer Company” definition below.
“Total Shareholder Return – Replaced Peer Company” for a Replaced Peer Company shall mean the percentage (positive or negative (as the case may be)) equal to the product of (A) multiplied by (B), minus 100%, where:
“(A)” is equal to 100% plus the Replaced Peer Company’s Total Shareholder Return, and
“(B)” is equal to 100% plus the S&P 500 Oil & Gas E&P Sub Industry Index (or any successor index thereto) (“S5OILP”) Total Shareholder Return.

“TSR Rank” of the Company among the Ten Total Companies (i.e., the Company and Nine (9) Peer Companies)	Applicable “Performance Multiple”
1	200%
2	175%
3	150%
4	125%
5	100%
6	75%
7	50%
8	25%
9	0%
10	0%